REPORT OF CERTIFIED PUBLIC ACCOUNTANT


To the Board of Directors and Stockholders
HOSOI GARDEN MORTUARY, INC.

We have audited the accompanying balance sheets of

HOSOI GARDEN MORTUARY, INC.

as of May 31, 1998 and 1997, and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Garden Life Plan, Ltd., (a 50% owned subsidiary accounted for by the equity method of accounting) for its years ended May 31, 1998 and 1997, which accounts 23.3% of total assets and 89.1% and 87.8% of net income in 1998 and 1997, respectively. Those financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included in the Company's equity in the underlying net assets and its equity in the earnings of the subsidiary is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of HOSOI GARDEN MORTUARY, INC. as of May 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


ENDO & COMPANY
Honolulu, Hawaii
August 5, 1998

HOSOI GARDEN MORTUARY, INC.

BALANCE SHEETS
_ _ _ _ _ _ _ _ _ _ _ _

May 31, 1998 and 1997

                                                     1998           1997
A S S E T S

CURRENT ASSETS
   Cash and cash equivalents (Notes 1 and 3)         $  498,871     $  776,095
   Securities available for sale, at market
     (Notes 1 and 4)                                    773,464        906,020
   Accounts receivable, less allowance of
     $78,740 and $69,724                                274,788        303,102
   Income tax receivable                                255,749              -
   Dividend receivable (Note 2)                         750,000              -
   Inventories (Note 1)                                 149,268        136,946
   Prepaid expenses and others                           64,787         64,453
   Deferred income taxes (Note 5)                        43,588        140,242

TOTAL CURRENT ASSETS                                  2,810,515      2,326,858

INVESTMENTS
   Garden Life Plan, Ltd. (Notes 1 and 2)             1,603,868      1,548,009
   Cemetery plots                                         1,350          1,350
   Securities held to maturity, at cost
     (Notes 1 and 4)                                    842,656      1,101,423

                                                       2,447,874     2,650,782

PROPERTY AND EQUIPMENT, at cost, less
   accumulated depreciation (Notes 1 and 6)            1,524,560     1,551,948

OTHER ASSETS                                             103,921       125,184

TOTAL ASSETS                                         $ 6,886,870   $ 6,654,772


L I A B I L I T I E S

CURRENT LIABILITIES
   Accounts payable (Note 7)                         $    85,445   $   352,689
   Accrued liabilities (Note 8)                          135,484       369,199
   Income taxes payable (Note 9)                               -        76,716

TOTAL CURRENT LIABILITIES                                420,929       798,604

DEFERRED INCOME TAXES (Note 5)                           168,583       123,751


S T O C K H O L D E R S '  E Q U I T Y

CAPITAL CONTRIBUTED (Note 10)
   Common stock, par value $.20 per share;
   authorized 3,625,000 shares, issued 2,187,140
   shares                                                437,428       437,428

   Less 218,542 and 186,095 reacquired shares            (43,928)      (37,439)

TOTAL CAPITAL CONTRIBUTED                                393,500       399,989

UNREALIZED GAINS ON SECURITIES AVAILABLE-FOR-SALE,
   net of applicable deferred income taxes
   (Notes 1 and 4)                                        65,994        46,998

RETAINED EARNINGS                                      5,919,146     5,366,712

TREASURY STOCK, 223,785 shares, at cost
   (Note 10)                                             (81,282)      (81,282)

TOTAL STOCKHOLDERS' EQUITY                             6,297,358     5,732,417

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 6,886,870   $ 6,654,772



The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

STATEMENTS OF INCOME
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997


                                                     1998           1997

Revenues
   Sale of urns and other items                      $   742,913    $  782,467
   Funeral services                                    1,921,575     2,087,770

   Total revenues                                      2,664,488     2,870,237

Cost of sales and services                             2,100,550     2,100,481

   Gross profit                                          563,938       769,756

Selling, general and administrative expenses
   Salaries and wages                                    241,684       248,156
   Profit sharing and pension fund contributions
     (Note 11)                                            66,560        64,122
   Professional services                                 241,057       233,437
   Taxes and licenses                                     26,513        27,930
   Advertising                                            37,071        38,635
   Others                                                 98,038       111,362

      Total selling, general and administrative
         expenses                                        710,923       723,642

      Operating income (loss)                           (146,985)       46,114

Other income and (expenses)
   Interest, dividends, and others (Note 13)             278,881       192,500
   Interest and others                                      (502)       (1,001)

      Total other income and (expenses)                  278,379       191,499

      Income before income taxes and equity in
        earnings of Garden Life Plan, Ltd.               131,394       237,613

Income taxes (Note 9)                                     38,781        86,745

      Income before equity in earnings of Garden
        Life Plan, Ltd.                                   92,613       150,868

Equity in earnings of Garden Life Plan, Ltd.,
   net of deferred taxes of $46,669 and $95,050
   (Notes 2 and 5)                                       759,190     1,093,897

      Net income                                     $   851,803    $1,244,765

Average number of shares common stock outstanding      1,753,998     1,797,907

Earnings per common share (Note 1)                   $       .49    $      .69

Dividends per common share                           $       .10    $     .045

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

STATEMENTS OF RETAINED EARNINGS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997


                                                     1998           1997

Balance beginning of year, as previously reported    $5,366,712     $4,487,897

   Retroactive rent, net of deferred taxes of
      $68,035 (Note 16)                                       -        (93,089)

   Prior year's income tax assessment (Note 16)               -        (30,094)

Balance beginning of year, as restated                5,366,712      4,364,714

   Net income for the year                              851,803      1,244,765

   Cash dividends paid, $.10 and $.045 per share       (175,569)       (81,572)

   Common stock reacquired in excess of par value
      (Note 10)                                        (123,800)      (161,195)

Balance end of year                                 $ 5,919,146    $ 5,366,712

The accompanying Notes to Financial Statements are an integral part of this statement.

HOSOI GARDEN MORTUARY, INC.

STATEMENTS OF CASH FLOWS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997

                                                     1998           1997

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                        $  851,803    $1,244,765
      Adjustments to reconcile net income to
        net cash and cash equivalents provided
        by (used in) operating activities:
           Depreciation                                  67,340        63,343
           Loss on write-off of assets                        -           479
           Realized gain on sale of investment
              securities, net                          (104,819)      (53,621)
           Increase in allowance for doubtful
              accounts                                    9,016         5,801
           Undistributed earnings of affiliate          (55,859)   (1,188,947)
           Cash value of life insurance policies         (3,210)        5,587
           Deferred income taxes                        135,212        60,646
   (Increase) decrease in certain assets
      Accounts receivable                                19,298        16,846
      Income tax receivable                            (255,749)            -
      Dividend receivable                              (750,000)            -
      Inventories                                       (12,322)      (24,731)
      Prepaid expenses and other                           (334)       (2,934)
   (Decrease) increase in certain liabilities
      Accounts payable                                  (67,244)      108,070
      Accrued liabilities                              (233,715)       56,964
      Income taxes payable                              (76,716)       41,013
      Note payable                                            -          (685)
      Decrease in deferred income taxes                       -       (75,468)

         NET CASH PROVIDED BY (USED IN) OPERATING
            ACTIVITIES                                 (477,299)      257,128

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property and equipment                 (39,952)      (28,816)
     Redemption of life insurance policy                 27,284             -
     Redemption of certificate of deposit                     -       200,000
     Dividend from Garden Life Plan, Ltd.                             944,298
     Proceeds from sale of investment securities      4,363,649       683,126
     Increase in investment securities               (3,842,237)   (1,736,607)
     Increase in cash value of life insurance
         policies                                        (2,811)       (2,811)

         NET CASH PROVIDED BY INVESTING ACTIVITIES      505,933        59,190

CASH FLOWS FROM FINANCING ACTIVITIES:
     Purchase of reacquired stocks                     (130,289)     (169,629)
     Cash dividends paid                               (175,569)      (81,572)

         NET CASH USED IN FINANCING ACTIVITIES         (305,858)     (251,201)

         NET INCREASE (DECREASE)                       (277,224)       65,117

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR          776,095       710,978

CASH AND CASH EQUIVALENTS AT END OF YEAR             $  498,871     $ 776,095


The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.
NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Line of business - The Company is engaged in one line of business that consists principally of providing mortuary services in the State of Hawaii on the island of Oahu.

The significant accounting policies followed by the Company are summarized below.

Fair value of financial instruments - The carrying amount of cash and cash equivalents approximates fair value due to the short-term maturities of these instruments. The fair value of current and non-current marketable securities and long-term debt were estimated based on quotes obtained from brokers for those or similar instruments. The fair value for long-term investments were estimated based on quoted market price at year end.

Cash and cash equivalents - For purpose of the statement of cash flows, cash equivalents includes certificates of deposit, money market accounts and highly liquid debt instruments with maturities of three months or less at the date of acquisition.

Investment securities - Management determines the appropriate classification of securities at the time of purchase. Those investments are classified in three categories and accounted for as follows:

   . Debt securities that the company intends to hold to maturity are classified as SECURITIES HELD TO
       MATURITY and reported at cost.

   . Debt and equity securities that are purchased and held for the purpose of selling in the near term are classified as TRADING SECURITIES and reported at fair value, with unrealized gains and losses included in income.

   . Debt and equity securities not classified as SECURITIES HELD TO MATURITY or TRADING SECURITIES are classified as securities available for sale and reported at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. Securities available for sale will be used as part of the Company's asset management strategy and may be sold in response to changes in interest rates or the need for capital.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     (CONTINUED)

Investment in Garden Life Plan, Ltd. - The Company accounts for its investment in Garden Life Plan, Ltd.
(a 50% owned Company) by the equity method of accounting. The equity in earnings of Garden Life Plan, Ltd., reflected on the statements of income, includes the pro rata share of the earnings of Garden Life Plan, Ltd., net of income taxes applicable to such earnings, for its years ended May 31, 1998 and 1997.

Inventories - Inventories of caskets and urns are stated at the lower of cost or market. Cost is determined substantially by the first-in, first-out method and market is based on replacement cost or realizable value.

Property and equipment - Land, buildings and equipment are carried at cost. Depreciation is computed using the declining-balance and straight-line methods. Maintenance and repairs are charged to income as incurred. Major renewals and betterments are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation are removed from the accounts, the proceeds applied thereto, and any resulting gain or loss is reflected in income.

Compensated absences - Full-time employees of the Company are entitled to paid vacations and sick days.
Unused vacation and sick leave are reflected in accrued liabilities.

Earnings per common share - Earnings per common share has been computed by dividing net income by the weighted average number of common shares outstanding.

Revenue and cost recognition - Revenues from at-need funeral services and pre-need funeral plan services are recognized upon completion of the final funeral ceremony. Revenues from at-need funeral services include professional service revenues which are included in FUNERAL SERVICES and sales of caskets, urns and other items which are included in SALE OF URNS AND OTHER ITEMS.
Revenues from pre-need services, which accounted for approximately 27.7% and 25.5% of funeral service revenues in 1998 and 1997, respectively, are accounted for in FUNERAL SERVICES since these plans are sold inclusive of the merchandise selected.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     (CONTINUED)

Cost of sales and services includes all direct cost, including merchandise, labor and other related cost and indirect cost such as insurance, depreciation, supplies and indirect labor costs, related to the performance and completion of at-need and pre-need funeral services.

Advertising - The Company follows the policy of charging the costs of advertising to operations as incurred.

Income taxes - Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. In accordance with Statement of Financial
Accounting Standards (SFAS) 109, ACCOUNTING FOR INCOME
TAXES, these deferred taxes are measured by applying currently enacted tax laws.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Actual results could differ from those estimates.


(2)  Garden Life Plan, Ltd.

Investment in Garden Life Plan, Ltd. (GLP) represents the Company's 50% share in the underlying equity in the net assets, accounted for under the equity method of accounting for investments in common stock, of Garden
Life Plan, Ltd., a Hawaii corporation engaged in the sales of pre-need funeral plans which are serviced solely by the Company.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997


(2)  GARDEN LIFE PLAN, LTD. (CONTINUED)

All payments received from the sale of pre-need funeral plans up to an amount equal to 30% of the total price plus any sales tax or other charges are retained by GLP as its compensation. The balance is deposited with Hawaiian Trust Company, Limited (Trust) to be held in trust. GLP is entitled to all earnings from funds held in trust which earnings amounted to $2,666,047 and $1,641,352 for the years ended May 31,
1998 and 1997, respectively. The assets of the Trust are not included in the financial statements of the Company nor GLP.

Effective June 1, 1996, the Trust began recording its investments at market value. Previously, the Trust recorded its investments at cost. The cumulative effect of this change as of June 1, 1996 was an increase in GLP's trust fund income receivable of $1,574,286 (net of deferred taxes of $964,885) and is reflected in GLP's net income of $2,377,893 as shown below.

Audited financial statements of this subsidiary as of May 31, 1998 and 1997 showed the following summarized financial position and results of operations.


                                                     1998           1997

Total assets                                         $6,981,992     $5,019,929
Total liabilities                                     2,274,260      1,923,917

Total stockholders' equity                           $4,707,732     $3,096,012

Total revenues                                       $  617,214     $1,184,909

Operating income (loss)                              $  (84,329)    $  172,255

Other income                                         $2,666,047     $1,641,352

Cumulative effect of change
   in accounting principle                           $        -     $1,574,286

Net income                                           $1,611,718     $2,377,893


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997



(2)  GARDEN LIFE PLAN, LTD. (CONTINUED)

INVESTMENT IN GARDEN LIFE PLAN, LTD. as of May 31, 1998 and 1997 is accounted for as follows:


                                                     1998           1997

Stockholders' equity of Garden Life Plan, Ltd.       $4,707,732     $3,096,012

Less: dividend declared                              (1,500,000)             -

                                                      3,207,732      3,096,012

     Equity ownership                                       50%            50%

                                                      1,603,866      1,548,006
     Rounding                                                 2              3

Total investment in Garden Life Plan, Ltd.           $1,603,868     $1,548,009

Cash dividend declared and subsequently paid after May 31, 1998 by Garden Life Plan, Ltd. is recorded as dividend receivable in the amount of $750,000 as of May 31, 1998.


(3)  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of the following:


                                                     1998           1997

Cash on hand                                         $      500     $      500
Checking accounts                                        76,480        122,306
Savings accounts                                        316,313        354,486
Certificate of deposit                                        -        200,000
Short-term investments                                  105,578         98,803

     Total cash and cash equivalents                 $  498,871     $  776,095


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997

(4)  INVESTMENT SECURITIES

As of May 31, 1998 and 1997, the Company held investments in the following types of securities:


                                   Gross          Gross
                    Amortized      Unrealized     Unrealized     Fair
                    Cost           Gain           Loss           Value
MAY 31, 1998

Available for sale
  Equity securities $   74,346     $ 41,132       $  1,760       $ 113,718
  Mutual funds         592,721       67,128            103         659,746

                       667,067      108,260          1,863         773,464

Held to maturity
  U.S. Treasury
    bills              842,656          850          5,148         838,358

       Totals       $1,509,723     $109,110       $  7,011      $1,611,822


MAY 31, 1997

Available for sale
  Equity securities $   84,713     $ 36,233       $  2,698      $  118,248
  Mutual funds         740,181       50,630          3,039         787,772
                       824,894       86,863          5,737         906,020

Held to maturity
  U.S. Treasury
    bills            1,101,423        5,103          4,226       1,102,300

       Totals       $1,926,317     $ 91,966       $  9,963      $2,008,320


The maturities of all debt securities held at May 31, 1998 were as follows:

                      Available for Sale             Held to Maturity
                    Amortized      Market         Amortized      Market
                    Cost           Value          Cost           Value

Within 1 year       $     -        $     -        $ 753,932   $ 749,812

After 1 year
through 5 years           -              -           40,623      40,648

After 5 years             -              -           48,101      47,898

                    $     -        $     -        $ 842,656   $ 838,358


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997


(4)  INVESTMENT SECURITIES (CONTINUED)

During the year ended May 31, 1998, the Company sold
SECURITIES AVAILABLE FOR SALE for $4,363,649. The net gross realized gain of $104,819 is reflected in earnings. The cost of the securities sold was based on cost of all the shares of each such security held at the time of sale.

During the year ended May 31, 1997, the Company sold
SECURITIES AVAILABLE FOR SALE for $683,126. The net gross realized gain of $53,621 is reflected in earnings.
The cost of the securities sold was based on cost of all the shares of each such security held at the time of sale.

The unrealized holding gains on investment securities
AVAILABLE-FOR-SALE during the years ended May 31, 1998 and 1997, and reported as a separate component of Stockholders' Equity, are as follows:


                                                     1998           1997
Unrealized holding gains, net of losses              $ 106,396      $ 81,126

Deferred income tax on the net unrealized
   holding gains                                       (40,402)      (34,128)

                                                     $  65,994      $ 46,998


(5)  DEFERRED INCOME TAXES

Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred assets and liabilities represent the future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. The deferred tax liability results from the recognition of unrealized gains or losses on securities for financial statements and the recognition of gains or losses when securities are sold for income tax purposes, the inclusion of deferred earnings on an annuity for financial statements and the recognition of the earnings when received for tax purposes

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997



(5)  DEFERRED INCOME TAXES (CONTINUED)

and the equity method of accounting for the investment in subsidiary as explained under GARDEN LIFE PLAN, LTD.
above. Under the equity method the Company's share of earnings of the subsidiary is reported for tax purposes only when distributions of earnings are received as dividends.

The deferred tax asset results from the use of the reserve method in accounting for uncollectible accounts receivable in the financial statements and the use of the direct write off method for income tax purpose, the accrual of the retroactive rent for financial statements purposes and the recognition of the rent expense when paid for income tax purposes and the accrual of vacation and sick leave when earned for the financial statements and the recognition for income tax purposes when paid.


(6)  PROPERTY AND EQUIPMENT

Property and equipment consist of:

                                                     1998           1997

Land                                                 $  517,040     $  517,040
Buildings                                             1,262,530      1,262,530
Land improvements                                        94,710         94,710
Equipment and vehicles                                  373,877        333,926

     Total cost                                       2,248,157      2,208,206

Accumulated depreciation                                723,597        656,258

Net property and equipment                           $1,524,560     $1,551,948


Aggregate depreciation charged to operations are as follows:

                                                     1998           1997

Cost of sales and services                           $   64,001     $   57,709
Selling, general and administrative expenses              3,339          5,634

                                                     $   67,340     $   63,343


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997



(7)  FUNERAL SERVICE DEPOSITS

Included in accounts payable is $33,066 of deposits made by eleven individuals that the Company has been collecting from since 1969 for future services or purchase of merchandise. The payable of $33,066, including interest of $25,041 accrued to May 31, 1998, approximates fair value.

In an agreement with the Professional and Vocational
Licensing Division of the State of Hawaii, Department
of Commerce and Consumer Affairs (DCCA), the Company
consented to a plan to either convert these funeral
service deposits to a Garden Life Plan, Ltd.'s (GLP)
pre-need funeral plan identical to the services and/or
merchandise that the depositor originally contracted for
or   refund the deposit plus accrued interest.  The
agreement with the DCCA provides that the Company will provide the funds for any difference between the cost of a comparable GLP pre-need plan and the amount deposited with the Company.

As of May 31, 1998, twenty-seven plans have been converted to GLP pre-need plans. The difference between the cost of plans converted and the amount of the available deposit is reflected as a charge to operations. Eleven plans remain to be converted. No provision has been made for the cost of conversion of the remaining eleven plans because of the uncertainty of whether the holders of the deposits will elect to convert to a GLP pre-need plan or elect to receive a refund.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997


(8)  ACCRUED LIABILITIES

Accrued liabilities consist of the following:

                                                     1998           1997

Salaries and wages                                   $      -       $  16,492
Bonus accrued                                           7,000          10,000
Payroll and general excise taxes                       25,876          12,222
Accrued rent payable (Note 16)                              -         241,686
Profit sharing and money-purchase
   plan contributions (Note 12)                        66,560          64,122
Vacation and sick leave                                36,048          24,677

      Total accrued liabilities                      $135,484       $ 369,199



(9)  INCOME TAXES

The provisions for income taxes consist of the following:

                                                     1998           1997

Current:

   Federal                                           $ (60,760)     $104,734
   State                                               (14,907)       16,415

                                                       (75,667)      121,149

Deferred:

   Federal                                              99,715       (30,193)
   State                                                14,733        (4,211)

                                                       114,448       (34,404)

       Total                                         $  38,781     $  86,745



HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997


(9)  INCOME TAXES (CONTINUED)

A reconciliation of income taxes at the United States statutory rate, as a percentage of pretax income, to the effective tax rate is as follows:

                                                     1998           1997

Federal income tax statutory rate                    34.0%          34.0%

State income tax, net of tax benefit                 (7.7)           9.4

Others, net                                           3.2          ( 6.9)

Effective tax rate                                   29.5%          36.5%



(10)  REACQUIRED SHARES

CAPITAL CONTRIBUTED has been reduced for shares reacquired after June 30, 1987. Purchases of 32,447 and 42,170 reacquired shares in 1998 and 1997, respectively, exceeded the balance of additional paid-in capital and a charge of $123,800 and $161,195 for 1998 and 1997, respectively, were made to RETAINED EARNINGS for the excess of reacquired shares in excess of their par value.

The 223,785 shares reflected as Treasury Stock as of May 31, 1998 reflects the shares acquired before July
1, 1987.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997


(11)  RETIREMENT PLANS

The Company provides benefits to substantially all full-time employees with a defined contribution profit sharing plan and a money-purchase pension plan. Both plans are non-contributory plans.

The money-purchase pension plan was adopted on June 1, 1990 and provides benefits to employees after one year of service and upon completion of 1,000 hours of service each year. The required contribution under this plan is five-percent of compensation of all employees who qualify.

Contribution to the defined contribution profit sharing plan is discretionary up to a maximum of fifteen-percent of compensation of eligible employees after one year of service and upon completion of 1,000 hours of service each year.

Amounts charged against income for the retirement benefit plans are as follows:

                                                     1998           1997

Profit sharing                                       $ 40,000       $ 37,000
Money-purchase                                         26,560         27,122

                                                     $ 66,560       $ 64,122


(12)  LEASE

The Company leases a portion of the land on which the mortuary is situated from the Herman S. Hosoi Trust and the Hosoi-Tamori-Shimonishi Trust (Trusts) which respectively owns a 13% and 12% interest in the land.
As a group, members of the Hosoi family own approximately 27.97% of the outstanding shares of the Company. The lease which was for a term of five years expired on May 31, 1994. In August 1997 the terms for the five year option renewal period , retroactive to June 1, 1994, were agreed upon between the Company and the Trusts. The retroactive agreement provides for an annual lease rent of $312,498, including general excise.
In addition, the

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997


(12)  LEASE (CONTINUED)

Company is responsible for the payment of real property taxes on the share of the property owned by the Trust.
Total rental expense was $356,469 and $356,432 in 1998 and 1997, respectively.

Future minimum lease payment under the lease at May 31, 1998 for the year ending May 31, 1999 is $312,498.

On April 24, 1992, the Company entered into an operating lease for a hearse. The term of the lease is 60 months which expired on August 21, 1997. The noncancellable operating lease required monthly payments of $1,151. The lease agreement also required that the Company pays all costs of operating the vehicle. Lease rent expense was $2,302 and $13,812 for 1998 and 1997.


(13)  OTHER INCOME

Other income consists of the following:

                                                     1998           1997

Interest                                             $ 104,092      $   74,431
Capital gains and dividends                             17,589          10,964
Net gains from sale of securities                      104,819          53,622
Parking                                                 32,004          39,597
Others                                                  20,377          13,886

     Total other income                              $ 278,881       $ 192,500


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997


(14)  CASH FLOW SUPPLEMENTARY DISCLOSURE

Cash payments for interest and income taxes were as follows:


                                                     1998           1997
Interest                                             $       -      $   2,559

Income taxes                                         $ 205,629      $ 154,967


The Company had a non cash transaction during the year ended May 31, 1997 consisting of the surrender of a life insurance policy on the life of the former
President for $64,317 which was used to purchase an insurance policy for the Company's current President.


(15)  CONCENTRATIONS OF CREDIT RISK OF FINANCIAL INSTRUMENTS

The Company's cash and cash equivalents are deposited with five local financial institutions. For the year ended May 31, 1998, the Company had deposits in two financial institutions in excess of the deposit insurance of $100,000. At May 31, 1998 and 1997, the
Company's uninsured cash balances were $284,051 and $419,221, respectively.

The Company performs funeral services for deaths occurring principally on the island of Oahu located in the State of Hawaii. In the normal course of business the Company extends unsecured credit to its customers.


(16)  PRIOR YEAR ADJUSTMENTS

In October 1996, an Internal Revenue Service's examination for the year ended May 31, 1995 was settled. The settlement resulted in income tax assessments of $26,333 and $3,761 by the Internal
Revenue Service and the Hawaii State Tax Collector, respectively, which is reflected as an adjustment to retained earnings.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 1998 and 1997



(16)  PRIOR YEAR ADJUSTMENTS (CONTINUED)

The Company exercised its option to renew the lease on the portion of the land owned by the Herman S. Hosoi
Trust and Hosoi-Tamori-Shimonishi Trust as discussed in Note (12). As a result, retroactive rents for the fiscal years ended May 31, 1995 and 1996 was reflected as a liability as of May 31, 1997.

                                                      1997

Rent accrual for May 31, 1995                         $ 80,562
Rent accrual for May 31, 1996                           80,562

                                                       161,124
Less deferred taxes                                    (68,035)

                                                      $ 93,089



(17)  SUBSEQUENT EVENT

On July 7, 1998, the Company in partnership with Woolsey
Funeral & Cemetery Services, Inc. formed a limited liability company named Woolsey-Hosoi Mortuary Services, LLC (Woolsey-Hosoi) to provide funeral services to market sectors not previously serviced by the Company.
The Company's initial capital contribution to Woolsey-Hosoi was $15,000.